UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  AUGUST 10, 2011

     KOHLS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number:   001-11084

Wisconsin	39-1630919
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive
  Menomonee Falls, Wisconsin 53051

(Address of principal executive offices)

 (262) 703-7000

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment
of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2011, Kohl’s Corporation (the “Company”) issued a press release announcing that its Board of Directors has increased the size of the Board to twelve members and has elected John E. Schlifske to fill the new Board seat effective immediately.  Mr. Schlifske is expected to serve on the Governance & Nominating Committee.  A copy of the press release announcing the election is attached as Exhibit 99.1 and incorporated herein by reference.

As a non-employee director of the Company, Mr. Schlifske will participate in the Company’s Outside Director Compensation Program, as described on Exhibit 10.17 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011.  Pursuant to the Outside Director Compensation Program, Mr. Schlifske is expected to receive an equity award on September 15, 2011.  This award, which will be comprised of 50 percent stock options and 50 percent restricted shares, will have a “grant date fair value” of approximately $100,000, calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R).  The stock options will have a ten-year term, will vest in full on the first anniversary of the date of grant and have a strike price equal to the closing price of the Company’s stock on September 15, 2011.  The restricted shares will vest on the first anniversary of the date of grant.

Mr. Schlifske does not have any arrangement or understanding with any persons pursuant to which he was elected to serve as a director, except as described herein.  Mr. Schlifske does not have  any family relationship with any officer or director of the Company.  Further, Mr. Schlifske has not been involved in any related transactions or relationships with the Company as defined in Item 404(a) of Regulation S-K.

Item 9.01.   Financial Statements and Exhibits .

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release dated August 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 10, 2011

KOHL’S CORPORATION

By:  /s/ Richard D. Schepp

Richard D. Schepp

Sr. Executive Vice President,

General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 10, 2011